Exhibit 10.3

Employment Agreement between our company and our bank and Karen B. Sprague dated August 7, 2006.

Exhibit 10.3

EMPLOYMENT AGREEMENT

        This Employment Agreement (Agreement) dated as August 7, 2006, is made by and between Atlantic Bancshares, Inc., (Company) a South Carolina corporation which is the holding company for Atlantic Community Bank (Bank), a South Carolina state bank, (collectively referred to as Employer) and Karen B. Sprague (Employee).

        In consideration of the mutual covenants herein contained, the parties agree as follows:

Section 1 – Duties

        Company shall employ Employee and the Employee shall serve as Executive Vice President and Chief Operating Officer of the Bank and of the Company. Employee shall have such authority and responsibilities consistent with her position as set forth in the Company’s or Bank’s bylaws or as assigned by the Board of Directors or the Chief Executive Officer from time to time. Employee shall devote her full business time, attention, skill and efforts to the performance of her duties hereunder. Employee shall be subject to all Bank policies as are other employees.

Section 2 – Term

    A.        Unless earlier terminated as provided herein, Employee’s employment under this Agreement shall commence on August 7, 2006, and be for an initial term of three years. Employee agrees to remain in the exclusive employ of Employer until August 7, 2009, and neither to accept other employment nor to become employed by any other employer until such termination date, unless the termination date is affected as hereinafter provided.

    B.        In the event written notice is not given by either party to this Agreement 60 days prior to the termination date, this Agreement shall be extended on the same terms and conditions as herein provided, all for an additional period of one year. Agreement shall continue thereafter for one-year periods unless either party hereto gives 60 days written notice to the other party that the party does not wish to extend this Agreement.

    C.        Nothing in this Agreement shall prevent, limit or otherwise interfere with the right of Company and Bank to terminate the services of Employee at any time, subject only to the provisions set forth in Section 4 of this Agreement.

    D.        Nothing in this Agreement shall prevent, limit or otherwise interfere with the right of the Employee to resign at any time from her position with Employer, subject only to the provision set forth in Section 4 of this Agreement.

Section 3 – Compensation & Benefits

    A.        Starting April 17, 2006, Employer shall pay Employee an initial annual base salary of $90,000 (Ninety Thousand and no/100 Dollars). The Chief Executive Officer shall review Employee’s performance and salary periodically and may increase Employee’s base salary if it determines, in its sole discretion, that an increase is appropriate.

    B.        Employee shall be provided with medical and dental benefits as provided to other employees. Bank shall pay 100% of premiums of Employee coverage.

    C.        Employee shall participate in all retirement, health, welfare, and other benefit plans or programs of Employer now or as may be adopted for all employees or adopted for a class of employees that includes Employee.

    D.        Employee shall participate in Employer’s long-term equity incentive program and be eligible to purchase stock options in accordance with the stock incentive plan approved by the Company’s shareholders. When an appropriate stock option plan is adopted by the Board, Employer shall grant to Employee an option to purchase shares of common stock equal to 1% (one percent) of shares sold during capitalization.

    E.        Employer shall provide Employee with an automobile allowance of $350.00 per month.

    F.        Employer shall provide Employee with a cell phone to be used in accordance with Bank policies.

    G.        Employer may reimburse Employee for reasonable travel and other expenses related to Employee’s duties which are incurred and accounted for in accordance with Bank policies. Employee shall be issued a corporate credit card to be used for business related expenses in accordance with Bank policies.

    H.        Employer shall provide Employee with four weeks paid vacation per year which shall be taken in accordance with Bank policies and in accordance with any banking rules or regulations governing vacation leave.

    I.        Employer may pay membership dues for Employee’s membership in various civic organizations, subject to approval by Bank’s Chief Executive Officer

Section 4 – Termination

    A.        Employee’s employment under the Agreement may be terminated prior to the end of the term only as provided in this Section 4.

    B.        Death. The Agreement will terminate upon the death of Employee. In this event, Employee’s estate shall receive any sums due her as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued through the date of death, including any amounts awarded for previous years but which were not yet vested.

    C.        Disability. Employer may terminate this Agreement upon the disability of Employee for a period of ninety (90) days which, in the sole opinion of the Board of Directors, renders her unable to perform the essential functions of her job.

    D.        For Cause. Employer may terminate this Agreement for cause upon delivery of a Notice of Termination to Employee. If Employee is terminated for cause under this provision Employee shall receive only any sums due her as base salary and reimbursement of expenses through the date of termination. For purposes of this paragraph, cause is defined as:

i) The commission or omission by Employee of any act, which in Employer’s sole opinion, is intended to cause, causes, or is reasonably likely to cause harm to Employer, including harm to its business reputation;

ii) The indictment of Employee for the commission or perpetration by Employee of any crime involving dishonesty, moral turpitude, or fraud;

iii) The material breach by Employee of this Agreement;

iv) Violation of Employer policies by Employee;

v) Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over Employer intends to institute any formal or informal regulatory action against Employee or Employer;

vi) Exhibition by Employee of a standard of behavior that is disruptive to the orderly conduct of the Employer’s business operations to a level which, in the Chief Executive Officer’s sole opinion, is detrimental to Employer’s best interest; or

vii) Failure of Employee to devote her full business time and attention to her employment.

    E.        Without Cause. Employer may terminate this Agreement without cause upon delivery of a Notice of Termination to Employee. If Employee is terminated without cause under this provision, Employer shall pay to Employee severance compensation in an amount equal to her then current monthly base salary for three (3) months, plus any bonus earned or accrued through the date of termination, including any amounts awarded for previous years but which were not yet vested.

    F.        Resignation. Employee may terminate this Agreement at any time by delivery of a Notice of Resignation to Employer with a minimum of 30 days notice. If Employee resigns under this provision, Employee shall receive any sums due her as base salary and reimbursement of expenses through the effective date of resignation, and any other amounts due in accordance with Employer policies. If Employee fails to give at least 30 days notice, Employee may forfeit right to payment of accrued and unpaid vacation time.

    G.        Change of Control. Employee may terminate this Agreement for good reason upon delivery of a Notice of Termination to Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control. If Employee’s employment is terminated pursuant to this provision, Employee shall be entitled to the following:

i) Employer shall pay Employee in cash within fifteen (15) days of the date of termination severance compensation in an amount equal to her then current monthly base salary multiplied by 36 plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested);

ii) For a period of 36 months, payment of premiums for medical and dental insurance being provided to Employee. Employer’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Employee becomes eligible for any such benefits pursuant to a subsequent employer’s benefit plans, in which case Employer may reduce the coverage of any benefits it is required to provide Employee so long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to Employee that the coverages and benefits required to be provided hereunder; and

iii) The restrictions on any outstanding incentive awards (including restricted stock) granted to Employee under Company’s or Bank’s long-term equity incentive program or other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to Employee shall become immediately exercisable and shall become 100% vested, all performance units granted to Employee shall become 100% vested, and restrictive covenants contained in Section 9(C) shall not apply to Employee.

        For purposes of this Agreement, “change in control” shall mean:

i) The individuals who, as of the date of this Agreement, are members of the Board of Directors of Company (the “Incumbent Board”) cease for any reason to be constitute at least 50% of the Board of Directors of Company; provided however that if the election, or nomination for election by Company’s shareholders, of any new director was approved in advance by a vote of at least 50% of Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company, including by reason of any agreement intended to avoid or settle any election contest or proxy contest.

ii) An acquisition (other than directly from Company) of any voting securities of Company (the “Voting Securities”) by any person (as the term “person” is used for the purposes of Section 13(D) or 14(D) of the Exchange

Act) immediately after which the person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of Company’s then outstanding voting securities; provided however that in determining whether a change in control has occurred, voting securities which are acquired in a non-control acquisition shall not constitute an acquisition which would cause a change in control.

iii) Consummation of (a) a merger, consolidation, reorganization involving Company; (b) a complete liquidation or dissolution of Company; or (c) the sale or other disposition of all or substantially all of the assets of Company to any person (other than a transfer to a Subsidiary).

iv) A notice of an application is filed with the South Carolina Board of Financial Institutions, the Office of the Comptroller of the Currency (the “OCC”) or the Federal Reserve Board or the any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, South Carolina Board of Financial Institutions, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Company or any of its banking subsidiaries; provided that if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

        For purposes of this Section, “good reason” means the occurrence, after a change in control, of any of the events or conditions listed below:

i) A reduction in Employee’s base salary for other than disciplinary reasons, or any failure to pay Employee any compensation or benefits to which she is entitled under this Agreement;

ii) The Employer’s requiring of Employee to be based at any place outside a 25-mile radius from Employee’s office occupied by the employee immediately prior to the change in control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the change in control; or,

iii) The failure of Employer to continue in effect (without reduction in benefit level and/or reward opportunities) any compensation or employee benefit plan in which Employee was participating preceding the date of the change in control, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Employee.

        For the purpose of this Section 4, paragraph G, all amounts paid to Employee will be grossed up so as to account for any additional taxes that may be owed as a result of this lump sum payment rather than periodic payments over 36 months.

    H.        With the exceptions of the provisions of this Section 4 and the express terms of any benefit plan under which Employee is a participant, it is agreed that, upon termination of Employee’s employment for any reason, Employer shall have no obligation to Employee for, and Employee waives and relinquishes any further compensation or benefits, except for COBRA benefits. Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciations rights, performance units or other incentives shall be governed by the terms of the applicable plan.

    I.        The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Employee’s service to Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the internal Revenue Cod of 1986 and any regulations thereunder. In the event that Employer’s independent accountants acting as auditors for Employer on the date of a change in control determine that the payments provided herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Employee without the compensation being treated as “excess parachute payments” under Section 280G. The allocations of the reductions required hereby among the termination benefits payable to Employee shall be determined by Employee.

Section 5 — Ownership of Work Product

        Employer shall own all work product arising during the course of Employee’s employment (prior, present or future). For purposes hereof, “work product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology, or other work product that relates to Employer, its business or its customers and that the Employee conceives, develops or delivers to Employer at any time during her employment, during or outside normal working hours, in or away from the facilities of Employer, and whether or not requested by Employer. If the Work Product contains any materials, programming, or intellectual property rights that the Employee conceived or developed prior to and independent of the Employee’s work for Employer, Employee agrees to point out the pre-existing items to Employer and Employee grants Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.

Section 6 — Protection of Trade Secrets

        Employee agrees to maintain in strict confidence, and except as necessary to perform her duties for Employer, the Employee agrees not to use or disclose any trade secrets of Employer during or after her employment. “Trade secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that: (I) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Section 7 — Protection of Other Confidential Information

        Employee agrees to maintain in strict confidence and, except as necessary to perform her duties for Employer, not to use or disclose any confidential business information of Employer during her employment and for a period of 24 months following termination of Employee’s employment. “Confidential business information” shall mean any internal, non-public information concerning Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect trade secrets and confidential business information of third parties provided to Employer under an obligation of confidentiality.

Section 8 — Return of Materials

        Employee shall surrender to Employer, promptly upon its request or upon termination of Employee’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to Employer, its business or its customers. Upon the request of Employer, Employee shall certify in writing compliance with the foregoing requirement.

Section 9 — Restrictive Covenants

    A.        No Solicitation of Customers. During Employee’s employment with Employer and for a period of 12 months thereafter, Employee shall not (except of behalf of or with the prior written consent of Employer) either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others (i) solicit, divert, or appropriate to or for a competing business, or (ii) attempt to solicit, divert, or appropriate to or for a competing business, any person or entity that is or was a customer of Employer or any of its affiliates at any time during the 12 months prior to the date of termination and with whom the Employee has had material contact.

    B.        No Recruitment of Personnel. During Employee’s employment with Employer and for a period of 12 months thereafter, Employee shall not, either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others (i) solicit, divert or hire away or (ii) attempt to solicit, divert or hire away, to any competing business located in the territory, any employee of or consultant to Employer or any of its affiliates, regardless of whether Employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at-will.

    C.        Non-Competition Agreement. During Employee’s employment with Employer and for a period of 12 months thereafter, Employee shall not (except of behalf of or with the prior written consent of Employer) compete with Employer or any of its affiliates by directly or indirectly forming, serving as organizer, employee, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in a depository financial institution or holding company therefore if such depository institution or holding company has one or more offices or branches located in the territory.

Section 10 — Successors: Binding Agreement

        The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which Employer is a party, or to any assignee of all or substantially all of Employer’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by her, except under her right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representative of her estate.

Section 11 — Notice

        For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to Employer shall be directed to the attention of the Chief Executive Officer with a copy to the Secretary of Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

Section 12 — Governing Law

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

Section 13 — Non Waiver

        Failure of Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights or in any way affect the validity of this Agreement.

Section 14 — Enforcement

        Employee aggress that in the event of any breach or threatened breach by Employee of any covenant contained in Section 9(A), 9(B), or 9(C) hereof, the resulting injuries to Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect Employer. Employee, therefore, agrees that in the event of any such breach, Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory or contractual relief. Should Employer have cause to seek such relief, no bond shall be required from Employer and Employee shall pay all attorney’s fees and court costs which Employer may incur to the extent Employer prevails in its enforcement action.

Section 15 — Saving Clause

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions thereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter or such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Employee and Employer hereby agree that this Agreement may be amended from time to time to modify the terms of Section 9(A), 9(B), or 9(C) the definition of the term “Territory” and the definition of the term “Business” to reflect changes in Employer’s business and affairs so that the scope of the limitations placed on Employee’s activities by Section 9 accomplishes the parties’ intent in relation to the current facts and circumstances.

Section 16 — Certain Definitions

    A.        “Affiliate” shall mean any business entity controlled by, controlling or under common control with Employer.

    B.        “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by Employer or any of its Affiliates as of the date of termination.

    C.        Non-Control Transaction” shall mean a transaction described below:

i) The shareholders of the Company, immediately before such a merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such a merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; and,

ii) Immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

    D.        “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

    E.        “Territory” shall mean Beaufort and Jasper counties.

    F.        “Notice of Termination” shall mean a written notice of termination from Employer or Employee which specifies an effective date of termination, indicates the specific termination provision(s) in this Agreement relied upon, and, in the case of a termination for Good Reason or for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of Employee’s employment under the provision so indicated.

Section 17 – Entire Agreement

        This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understanding and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

        IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its Chief Executive Officer and Employee has signed this Agreement, effective of the date first above written.

ATTEST:	ATLANTIC BANCSHARES, INC.
By: /s/ Michelle M. Monts	By: /s/ Robert P. Trask
Name: Michelle M. Monts	Name: Robert P. Trask
Title: President and CEO
EMPLOYEE:
/s/ Karen B. Sprague
Karen B. Sprague